Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

January 24, 2006

For more information, contact:
Debra J. Richardson, Sr. Vice President

(515) 273-3551, drichardson@american-equity.com

John M. Matovina, Vice Chairman

(515) 273-3552, jmatovina@american-equity.com
D. J. Noble, Chairman
(515) 457-1705, dnoble@american-equity.com

American Equity Announces Total 2005 Annuity Sales of

$2.9 Billion and Schedules Year End Earnings Release,

Conference Call and Webcast

WEST DES MOINES, IOWA (January 24, 2006) American Equity Investment Life Holding Company (NYSE: AEL) announced today that its annuity sales for 2005 were a record $2.9 billion, an increase of 45% over 2004 sales of $2.0 billion.  Fourth quarter 2005 sales totaled $717.9 million, including monthly sales during the quarter of: $238.5 million for October; $244.1 million for November; and $235.3 million for December.  Excluded from these sales totals is $67.1 million for 2005 and $117.1 million for 2004 of premium for new products issued in exchange for AEL 3-year rate guaranteed products that matured in 2004 and 2005. American Equity attributes the increase in annual sales to its consistent emphasis on providing the best service in the industry, the growth in its agency force, sound product design and its excellent market conduct record.  American Equity is second in all time sales of index annuities.

AEL will announce its fourth quarter 2005 earnings after the close of market on Wednesday, February 22, 2006.  The fourth quarter earnings release and financial supplement will be posted on the American Equity web site, (www.american-equity.com) at that time.

AEL will hold a conference call to discuss fourth quarter 2005 earnings on Thursday, February 23, 2006 at 10:00 a.m. Central Time.  The conference call will be webcast live on the Internet.  Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.

The call may also be accessed by telephone at 866-510-0676, passcode 96613915, (international callers, please dial 617-597-5361).   An audio replay will be available shortly after the call on AEL’s web site.  An audio replay will also be available via telephone through March 3, 2006 by calling 888-286-8010, passcode 78117754 (international callers will need to dial 617-801-6888).

American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of annuity and insurance products, with a primary emphasis on the sale of fixed rate and index annuities.  The company’s headquarters are located at 5000 Westown Parkway, West Des Moines, Iowa, 50266. The mailing address of the company is: P.O. Box 71216, Des Moines, Iowa, 50325.

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